Exhibit 99.1

Horizon Technology Finance Corporation Announces Third Quarter 2021 Financial Results

- Net Investment Income per Share of $0.40; NAV per Share of $11.63 -

- Debt Portfolio Yield of 16.2% -

- Declares Regular Monthly Distributions of $0.10 per Share through March 2022 and

$0.05 Special Distribution Payable in December 2021 -

- Grew Portfolio to Record $452 Million -

Farmington, Connecticut – October 26, 2021 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“HRZN” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Net investment income (“NII”) of $8.0 million, or $0.40 per share, compared to $5.9 million, or $0.34 per share for the prior-year period
•	Total investment portfolio of $452.3 million as of September 30, 2021
•	Net asset value of $237.6 million, or $11.63 per share, as of September 30, 2021
•	Annualized portfolio yield on debt investments of 16.2% for the quarter
•	HRZN funded 15 loans totaling $98.9 million
•	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $141.4 million through its lending platform (“Horizon Platform”), inclusive of the HRZN loans
•	Raised total net proceeds of approximately $6.6 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from five portfolio companies
•	Cash of $42.9 million and credit facility capacity of $121.8 million as of September 30, 2021
•	Held portfolio of warrant and equity positions in 74 companies as of September 30, 2021
•	Undistributed spillover income of $0.44 per share as of September 30, 2021
•	Subsequent to quarter end, declared monthly distributions of $0.10 per share payable in January, February and March 2022 and a special distribution of $0.05 per share payable in December 2021

“We had an excellent third quarter, as HRZN generated net investment income of $0.40 per share, significantly grew its portfolio and increased its NAV per share,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of HRZN. “The momentum of the ‘Horizon’ brand and the Horizon Platform continued to accelerate, which was clearly evidenced by HRZN’s quarterly record of $99 million of originated loans. HRZN also completed five portfolio exits, leading to a debt portfolio yield of over 16%, once again among the leaders in the industry. HTFM’s predictive pricing strategy continues to generate best-in-class yields, and the power of the Horizon Platform has created a portfolio for HRZN that is the largest in its history and is producing attractive yields for HRZN’s shareholders.”

“In addition to the strong growth in its portfolio, the credit quality of HRZN’s portfolio remains very solid, with nearly 97% of its portfolio 3-rated or better,” continued Mr. Pomeroy. “Demand for venture debt remains robust, and with HRZN’s deep committed backlog and ample capacity to originate loans on its platform, as well as HTFM’s pipeline of opportunities, HRZN is in a prime position to continue delivering compelling returns to its shareholders.”

Third Quarter 2021 Operating Results

Total investment income for the quarter ended September 30, 2021 grew 33% to $16.4 million, compared to $12.3 million for the quarter ended September 30, 2020, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio, as well as higher fee income.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2021 and 2020 was 16.2% and 15.1%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended September 30, 2021 were $8.3 million, compared to $6.5 million for the quarter ended September 30, 2020. The increase was primarily due to a $0.5 million increase in interest expense, a $0.4 million increase in the base management fee and a $0.5 million increase in the performance based incentive fee.

Net investment income for the quarter ended September 30, 2021 was $8.0 million, or $0.40 per share, compared to $5.9 million, or $0.34 per share, for the quarter ended September 30, 2020.

For the quarter ended September 30, 2021, net realized gain on investments was $1.3 million, or $0.07 per share, compared to $1.2 million, or $0.07 per share, for the quarter ended September 30, 2020.

For the quarter ended September 30, 2021, net unrealized appreciation on investments was $3.4 million, or $0.17 per share, compared to net unrealized depreciation on investments of $10.3 million, or $0.60 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2021, the Company’s debt portfolio consisted of 43 secured loans with an aggregate fair value of $429.9 million. In addition, the Company’s total warrant, equity and other investments in 76 portfolio companies had an aggregate fair value of $22.4 million. Total portfolio investment activity for the three and nine months ended September 30, 2021 and 2020 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Beginning portfolio	$404,121	$355,880	$352,545	$319,551

New debt investments	98,592	16,094	217,252	121,648

Principal payments received on investments	(3,221)	(6,419)	(11,303)	(20,344)

Early pay-offs	(50,367)	(43,542)	(107,957)	(90,785)

Accretion of debt investment fees	1,016	795	3,186	3,080

New debt investment fees	(962)	(202)	(2,332)	(1,415)

Warrants received in settlement of fee income	—	—	—	978

Proceeds from sale of investments	(1,553)	(1,945)	(5,285)	(8,200)

Dividend income from controlled affiliate investment	—	—	—	118

Net realized gain (loss) on investments	1,344	1,178	(1,882)	3,945

Net unrealized appreciation (depreciation) on investments	3,376	(10,288)	8,122	(16,827)

Other	—	199	—	1

Ending portfolio	$452,346	$311,750	$452,346	$311,750

Portfolio Asset Quality

The following table shows the classification of HRZN’s loan portfolio at fair value by internal credit rating as of September 30, 2021, June 30, 2021 and December 31, 2020:

($ in thousands)	September 30, 2021			June 30, 2021			December 31, 2020
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	5	$56,337	13.1%	3	$44,286	11.5%	6	$77,950	23.4%
3	35	359,658	83.7%	32	318,448	82.5%	24	240,933	72.2%
2	2	11,141	2.6%	4	23,080	6.0%	3	12,875	3.9%
1	1	2,800	0.6%	--	--	--	1	1,737	0.5%
Total	43	$429,936	100.0%	39	$385,814	100.0%	34	$333,495	100.0%

As of September 30, 2021, HRZN’s loan portfolio had a weighted average credit rating of 3.1, compared to 3.1 as of June 30, 2021 and 3.2 as of December 31, 2020, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of September 30, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.8 million.  As of June 30, 2021 there were no debt investments with an internal credit rating of 1. As of December 31, 2020, there was one debt investment with an internal credit rating of 1, with a cost of $6.8 million and a fair value of $1.7 million.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $88.1 million in available liquidity, consisting of $42.9 million in cash and money market funds, and $45.2 million in funds available under existing credit facility commitments.

As of September 30, 2021, there was $37.5 million in outstanding principal balance under our $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of September 30, 2021, there was $65.8 million in outstanding principal balance under our $100 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.60%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $141.1 million of secured loans originated by HRZN. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of September 30, 2021, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended September 30, 2021, the Company sold 395,068 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $6.6 million, including $0.2 million of offering expenses, from these sales.

As of September 30, 2021, the Company’s debt to equity leverage ratio was 110%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 191%.

Liquidity Events

During the quarter ended September 30, 2021, HRZN experienced liquidity events from five portfolio companies. Liquidity events for HRZN may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, Revinate, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In August, Bardy Diagnostics, Inc. was acquired by Hill-Rom Holdings, Inc. and prepaid its outstanding principal balance of $25.0 million on its venture loan, plus interest, end-of-term payment, prepayment and success fee. HRZN also received proceeds totaling $1.2 million from the redemption of warrants it held in the company.

In September, Silk Technologies, Inc. prepaid its outstanding principal balance of $9.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In September, OutboundEngine, Inc. was acquired by Elm Street Technology, LLC and prepaid its outstanding principal balance of $5.9 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN also received proceeds totaling $0.3 million from the redemption of warrants it held in the company.

In September, HRZN received a $0.5 million success fee from its investment in Silkroad Technology, Inc.

Net Asset Value

At September 30, 2021, the Company’s net assets were $237.6 million, or $11.63 per share, compared to $205.2 million, or $11.17 per share, as of September 30, 2020, and $212.6 million, or $11.02 per share, as of December 31, 2020.

For the quarter ended September 30, 2021, net increase in net assets resulting from operations was $12.8 million, or $0.63 per share, compared to a net decrease in net assets resulting from operations of $3.3 million, or $0.19 per share, for the quarter ended September 30, 2020.

Stock Repurchase Program

On April 23, 2021, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2022 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended September 30, 2021, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through September 30, 2021, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On October 5, 2021, the Company funded a $2.5 million debt investment to an existing portfolio company, Branded Online, Inc.

On October 8, 2021, Getaround, Inc. prepaid its outstanding principal balance of $25.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in Getaround, Inc.

On October 12, 2021, Topia Mobility, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in Topia Mobility, Inc.

Monthly and Special Distributions Declared in Fourth Quarter 2021

On October 22, 2021, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of January, February and March 2022 and a special distribution of $0.05 per share payable in December 2021. The following tables shows these monthly and special distributions, which total $0.35 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 16, 2021	December 17, 2021	January 14, 2022	$0.10
January 18, 2022	January 19, 2022	February 16, 2022	$0.10
February 17, 2022	February 18, 2022	March 16, 2022	$0.10
		Total:	$0.30

Special Distribution

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
November 17, 2021	November 18, 2021	December 15, 2021	$0.05

After paying distributions of $0.30 per share and earning net investment income of $0.40 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2021 was $0.44 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the HRZN board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, October 27, 2021, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13724271. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of HRZN is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon Technology Finance Management LLC is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in HRZN’s filings with the Securities and Exchange Commission. HRZN undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $437,919 and $343,158, respectively)	$448,421	$343,498
Non-controlled affiliate investments at fair value (cost of $3,820 and $6,854, respectively)	2,800	7,547
Controlled affiliate investments at fair value (cost of $1,450 and $1,500, respectively)	1,125	1,500
Total investments at fair value (cost of $443,189 and $351,512, respectively)	452,346	352,545
Cash	20,817	19,502
Investments in money market funds	22,057	27,199
Restricted investments in money market funds	1,504	1,057
Interest receivable	6,397	4,946
Other assets	2,652	1,908
Total assets	$505,773	$407,157

Liabilities
Borrowing	$257,852	$185,819
Distributions payable	6,128	5,786
Base management fee payable	698	563
Incentive fee payable	2,012	975
Other accrued expenses	1,493	1,417
Total liabilities	268,183	194,560

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 20,592,640 and 19,453,821 shares issued and 20,425,175 and 19,286,356 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	21	19
Paid-in capital in excess of par	288,861	271,287
Distributable earnings	(51,292)	(58,709)
Total net assets	237,590	212,597
Total liabilities and net assets	$505,773	$407,157
Net asset value per common share	$11.63	$11.02

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Investment income
Interest income on investments
Interest income on non-affiliate investments	$14,035	$10,974	$38,965	$32,286
Interest income on affiliate investments	—	175	213	532
Total interest income on investments	14,035	11,149	39,178	32,818
Fee income
Prepayment fee income on non-affiliate investments	1,204	1,156	2,460	1,911
Success fee income on non-affiliate investments	1,100	—	1,100	—
Fee income on non-affiliate investments	28	23	320	1,112
Fee income on affiliate investments	—	3	12	10
Total fee income	2,332	1,182	3,892	3,033
Dividend income
Dividend income on controlled affiliate investments	—	—	—	118
Total dividend income	—	—	—	118
Total investment income	16,367	12,331	43,070	35,969
Expenses
Interest expense	3,112	2,607	8,781	7,331
Base management fee	1,997	1,616	5,595	4,865
Performance based incentive fee	2,012	1,465	5,040	4,212
Administrative fee	251	234	829	740
Professional fees	559	247	1,348	1,095
General and administrative	333	302	1,142	877
Total expenses	8,264	6,471	22,735	19,120
Net investment income before excise tax	8,103	5,860	20,335	16,849
Provision for excise tax	56	—	174	—
Net investment income	8,047	5,860	20,161	16,849
Net realized and unrealized gain (loss)
Net realized gain (loss) on non-affiliate investments	1,344	1,178	(2,372)	3,957
Net realized loss on controlled affiliate investments	—	—	—	(12)
Net realized gain (loss) on investments	1,344	1,178	(2,372)	3,945
Net realized loss on extinguishment of debt	—	—	(395)	—
Net realized gain (loss)	1,344	1,178	(2,767)	3,945
Net unrealized appreciation (depreciation) on non-affiliate investments	3,929	(10,629)	10,314	(15,435)
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(228)	341	(1,867)	(1,134)
Net unrealized depreciation on controlled affiliate investments	(325)	—	(325)	(258)
Net unrealized appreciation (depreciation) on investments	3,376	(10,288)	8,122	(16,827)
Net realized and unrealized gain (loss)	4,720	(9,110)	5,355	(12,882)
Net increase (decrease) in net assets resulting from operations	$12,767	$(3,250)	$25,516	$3,967
Net investment income per common share	$0.40	$0.34	$1.02	$0.98
Net increase (decrease) in net assets per common share	$0.63	$(0.19)	$1.29	$0.23
Distributions declared per share	$0.30	$0.30	$0.90	$0.95
Weighted average shares outstanding	20,269,813	17,245,662	19,826,790	17,111,359